                                                       EXHIBIT 99

                                            MONSANTO COMPANY AND SUBSIDIARIES

                                  COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                                  (DOLLARS IN MILLIONS)

                                         THREE MONTHS
                                            ENDED
                                           MARCH 31,                                YEAR ENDED DECEMBER 31,
                                       ----------------           ----------------------------------------------------------

                                       1996        1995           1995        1994           1993          1992         1991
                                       ----        ----           ----        ----           ----          ----         ----

Income from continuing operations
 before provision for income
 taxes...........................     $382          $337        $1,087        $  895         $729        $(174)<F*>     $354<F*>

Add

  Fixed charges..................       52            54           245           182          184          231           233

  Less capitalized interest......       (1)           (2)          (11)          (10)         (12)         (16)          (24)

  Dividends from affiliated
   companies.....................        2            -              9             2            5            5             5

Less equity income (add equity
 loss) of affiliated companies...       (9)          (11)          (17)          (21)         (20)          (1)           (3)
                                      ----          ----        ------        ------         ----        -----          ----

    Income as adjusted...........     $444          $378        $1,313        $1,048         $886        $  45          $565
                                      ----          ----        ------        ------         ----        -----          ----

Fixed charges

  Interest expense...............     $ 40          $ 42        $  190        $  131         $129        $ 169          $166

  Capitalized interest...........        1             2            11            10           12           16            24

  Portion of rents representative
   of interest factor............       11            10            44            41           43           46            43
                                      ----          ----        ------        ------         ----        -----          ----

    Fixed charges................     $ 52          $ 54        $  245        $  182         $184        $ 231          $233
                                      ----          ----        ------        ------         ----        -----          ----

Ratio of earnings to fixed
 charges.........................     8.54          7.00          5.36          5.76         4.82         0.19          2.42
                                      ----          ----          ----          ----         ----         ----          ----


- - -----

<F*>Includes restructuring and other unusual items of $699 million and $457 million in 1992 and 1991, respectively. Excluding restructuring and other unusual items, the ratio of earnings to fixed charges would have been
    3.22 and 4.39, in 1992 and 1993, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1995, 1994 and 1993.
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